CONTACTS:

Michael J. McGowan                            Rick Perkins
The CIT Group, Inc.                           Newcourt Credit Group Inc.
(973) 535-3506                                (416) 507-5437
www.citgroup.com                              www.newcourt.com

                               JOINT ANNOUNCEMENT

LIVINGSTON and PARSIPPANY, N.J., June 15, 1999 -- The CIT Group, Inc. [NYSE:CIT], and Newcourt Credit Group Inc.
[NYSE:NCT; TSE:NCT], today issued the following joint announcement.

As a result of CIT's review of Newcourt's lower than expected first quarter earnings, CIT and Newcourt have initiated discussions to reassess Newcourt's earnings expectations. The parties said that the exchange ratio under their agreement could be lower as a result of the on-going discussions. CIT is approaching the discussions with the belief that Newcourt's previous projections for 1999 are no longer valid. Newcourt is reserving its own judgment pending the reassessment discussions.

CIT and Newcourt also confirmed that they have amended their agreement to provide Newcourt with the flexibility to entertain alternative proposals during the reassessment period. These amendments are being publicly filed with the appropriate regulatory authorities.

Albert R. Gamper Jr., President and CEO of The CIT Group, and David Banks, Chairman of Newcourt Credit Group, said: "The dialogue we are engaged in demonstrates both parties' good faith commitment to seeking a mutually satisfactory basis to proceed, especially given our continuing belief in the strategic logic and fit between the two companies. We expect to conclude this process as quickly as possible."